SENSE HOLDINGS, INC.
                         4503 NW 103RD AVENUE, SUITE 200
                                SUNRISE, FL 33351


                                February 11, 2005


VIA EDGAR

United States Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549
Att: Pamela Long, Assistant Director

         Re:      Sense Holdings, Inc.
                  Form SB-2; File No. 333-122077

Dear Sir/Madam:

         The undersigned registrant hereby requests acceleration of the effective date of its Registration Statement on Form SB-2 (SEC File No. 333-122077) to Tuesday, February 15, 2005 at 10:00 am, or as soon thereafter as is practicable.

         The undersigned acknowledges to the Staff its awareness of its responsibilities under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended.


                                        Respectfully yours,

                                        SENSE HOLDINGS, INC.



                                        By: /s/ Dore Scott Perler
                                            ---------------------
                                            Dore Scott Perler
                                            President and Chief Executive
                                            Officer